Exhibit 99.1

Kayne Anderson BDC, Inc. Announces Investment in SG Credit Partners, Inc., a Leading Lower Middle Market Credit Platform

CHICAGO – July 15, 2025 --(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC” or the “Company”), a business development company externally managed by its investment adviser, KA Credit Advisors, LLC, an affiliate of Kayne Anderson Capital Advisors, LP (“Kayne Anderson”), today announced an investment in SG Credit Partners, Inc. (along with affiliates and subsidiaries; “SG Credit”), a national credit platform focused on the lower middle market to complement KBDC’s middle market investing strategy.

SG Credit was formed in 2013 and has invested in more than 200 companies, originating over $1.0 billion in commitments across its three lending verticals (Commercial Finance, Consumer Products, and Software & Technology). With offices in Newport Beach, Santa Monica, Atlanta, Boston, and Chicago, SG Credit plans to use its expanded capital base to grow existing verticals and develop adjacent businesses.

The investment complements KBDC’s private credit investment capabilities by further diversifying proprietary investment channels and will be structured as an $80.0 million term loan facility, $34.0 million delayed draw term loan facility and $12.0 million common equity investment. KBDC anticipates that its debt investment in SG Credit will be immediately accretive to earnings in 2025. KBDC will also be a significant minority shareholder in SG Credit following the closing of the transaction.

“This is a key strategic opportunity for KBDC and highlights our commitment to growing our portfolio with value-enhancing investments.” said Doug Goodwillie, Co-Chief Executive Officer of KBDC. “SG Credit’s unique lower middle market lending platform is highly complementary to our business and will further enhance the returns of KBDC’s diversified portfolio.”

“There have been a number of highly successful investments by BDCs and credit managers into asset-based platforms and finance companies in the past few years.” said Frank Karl, Senior Vice President of KBDC. “We have known the team at SG Credit for many years and they have delivered a strong track record of returns for their investors. We think that their investment culture is well-aligned with KBDC’s and are excited to partner with the team to provide a greater breadth of financing solutions to our clients.”

SG Credit Chairman Mack McNair commented, “We appreciate Kayne Anderson’s confidence in SG Credit. Their investment, combined with continued support and incremental investment from 4612 Group and The Cynosure Group, is a validation of the business we are building with Marc Cole, Charlie Perer, Andrew Hettinger, and the entire SG Credit team. With this investment, SG Credit is well-positioned in its pursuit of sound, profitable, growth as a leading multi-product credit platform serving the lower middle market.”

“We are proud and excited to partner with a firm of the caliber and history of Kayne Anderson. This collaboration will not only support our growth with additional capital but also enable us to offer innovative, value-added financing solutions to a wider range of companies.” said Marc Cole, Co-Founder and Chief Executive Officer of SG Credit.

Fenchurch Advisory Partners US LP is serving as financial advisor and Mayer Brown LLP is acting as legal advisor to KBDC. Solomon Partners is serving as financial advisor and Greenberg Traurig LLP and Brenner, Saltzman & Wallman LLP are acting as legal advisors to SG Credit.

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

About SG Credit Partners, Inc.

SG Credit Partners (“SGCP”), is a national private credit manager providing capital to lower middle market businesses and entrepreneurs requiring tailored credit solutions. SGCP has established a broad credit platform consisting of three verticals: Software + Technology, Consumer Products, and Commercial Finance. Headquartered in Southern California with offices throughout the country, the firm has provided in excess of $1 billion to lower middle market entrepreneurs across a variety of industries.

About 4612 Group

4612 Group is an Atlanta-based investment firm and Registered Investment Advisor. 4612’s team has more than 20 years of experience investing alongside one another and focuses primarily on direct investments where it partners with founders and management owners of mid-sized businesses throughout the US.

About The Cynosure Group

The Cynosure Group is a Salt Lake City based diversified investment firm that supports family offices, foundations, endowments, and like-minded investors who are seeking to build their wealth and maximize their impact in the world. Cynosure’s direct growth equity investments target partnerships with founders and management-owners of profitable small to mid-sized North American-based companies who will remain meaningful owners of their business.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts:

Investor Relations kaynebdc@kaynecapital.com